FOR IMMEDIATE RELEASE

Contact:  George Bilek, 847-827-9880

JUNO LIGHTING, INC. ANNOUNCES
AUTHORIZATION OF SHARE REPURCHASE PROGRAM

Des Plaines, IL, October 22, 2003... Juno Lighting, Inc. (NASDAQ-JUNO) announced that its board of directors has authorized a share repurchase program pursuant to which Juno may repurchase up to $7.5 million of its outstanding common stock. Additionally, Fremont Investors I, L.L.C., a holder of Juno shares representing a majority of the outstanding voting power, informed Juno of its desire to purchase up to $4 million of Juno's outstanding common stock. Juno and Fremont have determined to coordinate their purchases through a single broker during this time. Shares purchased through this coordinated effort will be allocated to Juno and Fremont in proportion to the maximum dollar amounts authorized for purchases. Under the repurchase program, Juno will be able to repurchase shares of its outstanding common stock from time to time in the open market or privately negotiated transactions. Timing of purchases will depend on prevailing market conditions, alternative uses of capital, legal requirements and other factors. The repurchase program does not require Juno to repurchase any specific number of shares and may be terminated at any time.

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use.

This press release contains various forward-looking statements that are not statements of historical events. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: economic conditions generally, levels of construction and remodeling activities, our ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, our ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of our new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments